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                                                                    EXHIBIT 21.1

              LIST OF SUBSIDIARIES OF AMERICAN LAWYER MEDIA, INC.

    ALM Counsel Connect Inc.
    ALM IP, LLC
    ALM, LLC
    Counsel Connect
    Counsel Connect, LLC
    Law Journal Extra, Inc.
    LegalTech, LLC
    National Law Publishing Company, Inc.
    The New York Law Publishing Company
    NLP IP Company
    PPC Publishing Corporation